Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ontrak, Inc. on Form S-1 to be filed on or about April 19, 2024 of our report dated April 16, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 16, 2024. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
April 19, 2024